Fidelity & Guaranty Life Declares Quarterly Dividend and Announces Details for the 2017 Annual Shareholders Meeting

DES MOINES, Iowa, July 27, 2017 -- Fidelity & Guaranty Life (NYSE: FGL) announced today that its Board of Directors has declared a quarterly dividend of $0.065 per share. The dividend is payable on August 28, 2017 to shareholders of record as of the close of business on August 14, 2017.
In addition, FGL today announced that the board of directors has established August 8, 2017 as the record date for determining shareholders entitled to vote at the annual shareholders meeting, which will be held on Friday, September 29, 2017, at 8:30 a.m. Central Time at Two Ruan Center, 601 Locust Street, Des Moines, IA 50309.
About Fidelity & Guaranty Life
Fidelity & Guaranty Life, an insurance holding company, helps middle-income Americans prepare for retirement. Through its subsidiaries, the company offers fixed annuity and life insurance products distributed by independent agents through an established network of independent marketing organizations. Fidelity & Guaranty Life is headquartered in Des Moines, Iowa, and trades on the New York Stock Exchange under the ticker symbol FGL. For more information, please visit www.fglife.com.

Investor Contact:
Lisa Foxworthy-Parker
Fidelity & Guaranty Life
Investor.Relations@fglife.com
515-330-3307

Media Contact:
Sard Verbinnen & Co
Jamie Tully or David Millar
212-687-8080

Source: Fidelity & Guaranty Life